Exhibit 99.1

Vivos Therapeutics Announces Closing of Follow-On Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

HIGHLANDS RANCH, Colo., May 11, 2021 – Vivos Therapeutics, Inc. (Nasdaq: VVOS) (“Vivos”), a medical technology company focused on developing and commercializing innovative treatments for patients suffering from sleep-disordered breathing, including mild-to-moderate obstructive sleep apnea (OSA), today announced the closing of its underwritten follow-on public offering of 4,600,000 shares of its common stock. The offering consisted of 4,000,000 shares of its common stock, as well as an additional 600,000 shares pursuant to the exercise in full of the underwriters’ option to purchase additional shares of common stock, at a public offering price of $6.00 per share.

The aggregate gross proceeds to Vivos from the public offering was $27.6 million prior to deducting underwriting discounts, commissions and other estimated offering expenses.

Roth Capital Partners acted as sole book-running manager and representative of the underwriters for the offering. National Securities Corporation and Craig-Hallum Capital Group acted as co-managers of the offering.

The Securities and Exchange Commission declared effective registration statements on Form S-1 relating to these securities on May 6, 2021. A final prospectus relating to this offering was filed with the Securities and Exchange Commission on May 10, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by emailing Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147, or email at rothecm@roth.com; National Securities Corporation, 200 Vesey Street, 25th Floor, New York, NY 10281, telephone: (212) 417-3634 or by sending an e-mail to: prospectusrequest@nationalsecurities.com; or Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email at prospectus@chlm.com. Investors may also obtain these documents at no cost by visiting the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vivos Therapeutics, Inc.

Vivos Therapeutics Inc. is a medical technology company focused on developing and commercializing innovative treatments for patients suffering from sleep disordered breathing, including mild to moderate obstructive sleep apnea (OSA). Vivos believes that its Vivos System technology represents the first clinically effective non-surgical, non-invasive, non-pharmaceutical and cost-effective alternative for people with mild-to-moderate OSA. Combining technologies and protocols that can alter the size, shape and position of the tissues of the upper human airway, the Vivos System opens airway space and can significantly reduce symptoms and conditions associated with mild-to-moderate OSA. The Vivos System has been shown to significantly lower Apnea Hypopnea Index scores and improve other conditions associated with OSA. Sales of the Vivos System are driven by the independent dentists enrolled in the Vivos Integrated Practice (VIP) program, which offers dentists training and value-added services in connection with their use of the Vivos System.

Investor Relations Contacts:

Edward Loew

Investor Relations Officer

(602) 903-0095

ed@vivoslife.com

Media Contacts:

Caitlin Kasunich / Jenny Robles

KCSA Strategic Communications

(212) 896-1241 / (917) 420-1444

ckasunich@kcsa.com / jrobles@kcsa.com